Exhibit 5

PORTER, WRIGHT, MORRIS & ARTHUR LLP
41 South High Street
Columbus, Ohio 43215
(614) 227-2000

September 3, 2004

FindWhat.com, Inc.
5220 Summerlin Commons Blvd., Suite 500
Ft. Myers, Florida 33907

Re:	Post-Effective Amendment No. 1 to Registration Statement on Form S-8 FindWhat.com, Inc. 1999 Stock Incentive Plan (the “Plan”)

Gentlemen:

We have acted as counsel for FindWhat.com, Inc., a Delaware corporation (“FindWhat”), in connection with the preparation of Post-Effective Amendment No. 1 (the “Amendment”)  to the Registration Statement on Form S-8 (Registration No. 333-46008) (the “Registration Statement”), filed by FindWhat with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), with respect to the adoption of the Plan by FindWhat, pursuant to Rule 414 of the Act, as a successor issuer of FindWhat.com, a Nevada corporation.

In connection with this opinion, we have examined such corporate records, documents and other instruments of FindWhat as we have deemed necessary.

Based on the foregoing, we are of the opinion that the shares issued under the Plan will, when issued and paid for in accordance with the provisions of the Plan, be legally issued, fully paid and nonassessable, and entitled to the benefits of the Plan.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the Amendment.

Very truly yours,

/s/ Porter, Wright, Morris & Arthur LLP

PORTER, WRIGHT, MORRIS & ARTHUR LLP